Exhibit 10.1*

August 10, 2020

Attention: Todd Borgmann
todd.borgmann@calumetspecialty.com

Subject: Promotion Letter

Dear Todd,

On behalf of Calumet GP, LLC I am pleased to promote you to the role of Senior Vice President & Interim Chief Financial Officer effective September 1, 2020, reporting to me.

Effective September 1, 2020, your annual salary will be $325,000. You will continue to be eligible to participate in the Senior Executive Annual Bonus Plan with a bonus target of 150% of your annual base salary based on company financial metrics and your own individual contributions. If minimum financial metrics and minimum individual contributions are met, it would pay at 50% of your base salary and at its maximum it would pay at 200% of your base annual salary. If actual performance falls between the various levels (between minimum and target for instance), the annual bonus award will be prorated, up to the maximum potential award. Should the Company not meet its minimum financial target, no awards will be issued regardless of individual contributions. Any award earned under this program will be paid 50% in cash and 50% in fully vested phantom units which will be delivered to you on the fourth anniversary of the grant date.

You will continue to be eligible to participate in the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan. Starting in January 2021, your annual LTIP target will be 60% of your annual base salary, and these units have a 3-year cliff vest requirement. Any award under the Plan will take into consideration your individual contribution as well as the achievement of Company financial targets. Should the Company not meet its minimum financial target, no awards will be issued under the Plan.

All other terms and conditions of your at-will employment remain the same.

I am pleased to have you take on this new and exciting role and look forward to your future success. Please let me know if you have any questions.

Sincerely,

Steve Mawer, Chief Executive Officer

Agreed and accepted:

/s/ Todd Borgmann	8/10/2020
Todd Borgmann	Date